                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-61748


               Supplement No. 7 to Prospectus dated July 10, 2002

                                   [NCO logo]

                                 $125,000,000

                4.75% Convertible Subordinated Notes Due 2006 and
               Common Stock Issuable Upon Conversion of the Notes

      This is a seventh supplement to the prospectus dated July 2, 2001, relating to $125,000,000 principal amount of our 4.75% Convertible Subordinated Notes due 2006 (the "Notes") and the shares of our common stock issuable upon conversion of the Notes.

      The table in the "Selling Holders" section on pages 19-20 of the prospectus is hereby further supplemented by the addition of the following information regarding Selling Holders, which information includes amounts which are in addition to, and in some cases in substitution for, amounts listed for the same or other Selling Holders in the prospectus dated July 2, 2001, and in prior supplements:


                                                 Principal Amount of            Common Stock
                                                 Notes Beneficially            Issuable upon
       Selling Holders                            Owned and Offered        Conversion of Notes (1)
----------------------------------------      ------------------------   ---------------------------
St. Thomas Trading, Ltd.                              4,773,000                   144,987

Man Convertible Bond Master Fund, Ltd.                2,909,000                    88,365


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(1)  Based on an initial conversion rate of approximately 30.3767 shares of common stock per $1,000 principal amount of Notes and a cash payment in lieu of any fractional interest.

All of the other portions of the prospectus, as previously supplemented, remain unchanged.

Investing in the Notes and the common stock issuable upon their conversion involves certain risks. See "Risk Factors" beginning on page 9 of the prospectus.

The securities offered or sold under this prospectus have not been approved by the SEC or any state securities commission, nor have these organizations determined that the prospectus or this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.


               The date of this Supplement No. 7 is July 10, 2002.